Exhibit 99.1

Investor Contacts:	Press Contacts:
Bob Hebert	Andrew Cole/Chris Kittredge
Chief Financial Officer	Sard Verbinnen & Co
CPEX Pharmaceuticals, Inc.	212.687.8080
603.658.6100

Amy Bilbija
MacKenzie Partners
212.929.5500
CPEX STOCKHOLDERS APPROVE $27.25 PER SHARE MERGER
AGREEMENT WITH FCB I HOLDINGS
Transaction Expected to Close in April
     Exeter, NH, March 24, 2011— CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today announced that, based on the vote count certified by the independent inspector of election, IVS Associates, Inc., stockholders have approved the Company’s proposed merger agreement with FCB I Holdings Inc. (“FCB”) at the special meeting of stockholders held today.
     “We are pleased that CPEX stockholders have recognized the merits of this value-maximizing transaction, and we appreciate their support,” said James R. Murphy, Chairman of the Board of CPEX. “We look forward to completing the transaction in the next few weeks.”
     As previously announced, CPEX and FCB entered into a definitive merger agreement on January 4, 2011, under which FCB will acquire all of the outstanding common stock of CPEX for $27.25 per share in cash. The transaction price represents a 142% premium over the price of CPEX shares on January 7, 2010, the day prior to the date a third party publicly stated its intention to make an unsolicited offer for CPEX, and a premium of approximately 12% over the 60-trading day average closing price of CPEX’s shares on the date prior to the announcement of the merger with FCB.
     About CPEX Pharmaceuticals, Inc.
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to: the proposed transaction with FCB; the performance of CPEX; the benefits of the proposed transaction with FCB and such other risks and uncertainties as are detailed in the Definitive Proxy Statement, in CPEX’s Annual Report on Form 10-K filed with the SEC on March 29, 2010, and in the other reports that CPEX periodically files with the SEC. Copies of CPEX’s filings with the SEC may be obtained by the methods described above. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.
     The statements in this document reflect the expectations and beliefs of CPEX’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change. CPEX undertakes no obligation to update or revise these statements, except as may be required by law. These forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions, including the proposed transaction with FCB, that may be undertaken. These forward-looking statements should not be relied upon as representing CPEX’s views as of any date after the date of this document.

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The press release above was issued on March 24, 2011